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EXHIBIT 23.5

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We hereby consent to incorporation by reference in this Registration Statement on Form S-3/A of our audit report dated January 17, 2002, relating to the consolidated balance sheet of Aletas y Birlos Mexicana, S.A. de C.V. and subsidiary as of December 31, 2001 and the related statements of income, shareholders' equity and cash flows for the years ended December 31, 2001 and 2000, which report appears in Lone Star Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

        We hereby consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ BDO-HERNANDEZ MARRON Y CIA., S.C.
Veracruz, Veracruz, Mexico

April 2, 2003

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS